Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 28, 2011, relating to the consolidated financial statements of EV Energy Partners, L.P. and subsidiaries, and the effectiveness of EV Energy Partners, L.P. and subsidiaries’ internal control over financial reporting (which report expresses an unqualified opinion on the consolidated financial statements and effectiveness of internal control over financial reporting, and includes an explanatory paragraph relating to accounting changes during 2009 for (1) oil and natural gas reserves and disclosures and (2) business combinations), appearing in the Annual Report on Form 10-K of EV Energy Partners, L.P. for the year ended December 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

September 23, 2011

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of EV Energy Partners, L.P. of our report dated October 15, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update No. 2010-3, “Oil and Gas Reserve Estimation and Disclosure”), relating to the statement of operating revenues and direct operating expenses of the Mid-Continent Properties, as defined in the purchase and sale agreement dated August 9, 2010, between Petrohawk Properties LP, KCS Resources, LLC, and Hawk Field Services, LLC, collectively, and EV Properties L.P., for the year ended December 31, 2009, appearing in the Current Report on Form 8-K/A of EV Energy Partners, L.P. dated October 18, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

September 23, 2011